Exhibit 99.1

500 George Washington Highway

Smithfield, RI 02917

FOR IMMEDIATE RELEASE

Press Release

Contact Information:
Investor Relations:	FGXI:
Idalia Rodriguez	Anthony Di Paola
ICR Inc.	Chief Financial Officer
203-682-8264	401-719-2253

FGX International Acquires Corinne McCormack, Inc.

Smithfield, RI (October 29, 2009) — FGX International (NASDAQ:FGXI), a leading designer and marketer of non-prescription reading glasses and sunglasses, today announced that it has acquired Corinne McCormack, Inc. (CMI), a privately held company located in New York City.

CMI was founded by Corinne McCormack in 1993 and designs and markets a collection of eyewear and accessories under the Corinne McCormack brand name.  CMI products are sold to better specialty and department stores and are found in over 2,000 locations.  Leading CMI retailer partners include Bloomingdale’s, Lord & Taylor and LensCrafters.

Alec Taylor, CEO of FGX International commented, “The acquisition of CMI strengthens our competitive position in the over-the-counter reading glasses category by taking us into higher end channels and adding the fashion-forward styling that Corinne McCormack is known for. We believe that by investing in the marketing and distribution of this brand, we can increase CMI’s share of the designer reading glass market.  Also, we plan on utilizing Corinne’s substantial capabilities with our existing accounts where fashionable offerings are becoming increasingly important.”

Corinne McCormack has over 15 years of experience in the eyewear category and prior to that 15 years experience in wholesaling and retailing accessories.  She will serve as Vice President-Fashion Director of FGX International.

FGX International acquired CMI in exchange $1.45 million in cash. The purchase also includes a related e-commerce company, Eye-Bar Inc.  For the fiscal year ended December 31, 2008, CMI had net revenues of approximately $2 million.

FGX International expects CMI to have no significant impact on 2009 earnings and to be modestly accretive in 2010.

About FGX International

FGX International Holdings Limited is a leading designer and marketer of non-prescription reading glasses and sunglasses with a portfolio of established, highly recognized eyewear brands including Foster Grant®, Magnivision®, Angel ™ , Gargoyles®, Anarchy®, SolarShield® and PolarEyes®.  FGXI also holds licenses for brands such as Ironman, Levi Strauss, Body Glove and C9 by Champion.  Based in Smithfield, Rhode Island, FGXI has approximately 375 full time employees.  Additional offices are located in San Luis Obispo, CA; Toronto, Canada; Stoke-on-Trent, England; Mexico City, Mexico; and Shenzhen, China.

Forward Looking Statements

Statements in this press release that are not statements of historical fact or that express our confidence, expectations, objectives, intentions, plans, or strategies or otherwise anticipate the future, including, without limitation, statements regarding our future prospects, revenues, costs, results of operations and profitability contained in this press release, are forward-looking statements.  These forward-looking statements are not guarantees of future performance, and they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These risks and uncertainties include, but are not limited to: the Company’s ability to successfully integrate Corinne McCormack, Inc. and Eye-Bar Inc.; adverse economic conditions and low levels of consumer confidence and the resulting adverse impact on consumer discretionary spending, which could reduce our sales; adverse changes in our customers’ inventory and working capital policies; the bankruptcy or other lack of commercial success of one or more of our significant customers; we or others may discover that our products must be recalled because of defects; consumers, retailers, shareholders and/or others may bring litigation or other claims against us related to our products that may cause us to incur substantial costs to resolve; unexpected product returns and related claims pertaining to current or prior periods; the concentration of manufacturing of our products in China, which increases our vulnerability to disruption in that region; interruptions of supply from our Asian product manufacturers; political instability or changing conditions in manufacturing or transportation services in foreign countries; other risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; a material reduction, cessation, or postponement of purchases by our customers; failure to comply with federal or state regulation of the distribution or sale of our products; the expense and uncertainty of the litigation process, including the risk of an unfavorable result in current or future litigation; adverse interest rate fluctuations; our credit insurance does not cover all of our outstanding accounts receivable; unknown potential effects of outbreaks of communicable diseases, including swine flu, on our business; and disruption due to weather, fire or other unforeseen circumstances in our principal distribution center.  These and other risks and uncertainties that could cause our actual results to differ from those contemplated by any forward-looking statement are discussed in more detail in Part I, Item 1A — Risk Factors in our Form 10-K for the year ended January 3, 2009, which we may update in Part II, Item 1A — Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file thereafter.  Forward-looking statements contained in this press release speak only as of the date hereof.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.